[KAUFMAN & ASSOCIATES, PLLC LETTERHEAD]


                                 August 29, 2002

Centrex Inc.
9202 South Toledo Ave.
Tulsa, OK 74117


Ladies and Gentlemen:

         You have requested my opinion with respect to certain matters in connection with the filing by Centrex Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities Exchange Commission covering the offering of (i) up to 5,000,000 shares of the Company's Common Stock, $0.001 par value under the 2002 Non-Qualified Stock Option Plan, (ii) 100,000 shares of the Company's Common Stock, $0.001 par value pursuant to Consulting Agreements and (iii) 250,000 options to purchase the Company's Common Stock, $0.001 par value pursuant to Consulting Agreements.

         In connection with this opinion I have examined the Registration Statement and related Prospectus, the Company's Article of Incorporation and By-Laws, and such other documents, records certificates, memoranda and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, I am of the opinion that the shares, when sold and issued in accordance with the 2002 Non-Qualified Stock Option Plan and Consulting Agreements will be validly issued, fully paid and nonassessable.

         I am furnishing this opinion letter to you solely for your benefit in connection with the registration statement referenced herein. I disclaim any obligation to update this opinion letter for changes of fact, law or otherwise.

         I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

Very Truly Yours,

/s/ Ronald C. Kaufman
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Ronald C. Kaufman
Kaufman & Associates, PLLC





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